Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AUGUST TECHNOLOGY CORPORATION

The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

ARTICLE 1 - NAME

1.1)                             The name of the corporation shall be August Technology Corporation.

ARTICLE 2 - REGISTERED OFFICE

2.1)                             The registered office of the corporation is located at 4900 West 78th Street, Bloomington, Minnesota 55435.

ARTICLE 3 - CAPITAL STOCK

3.1)                             Authorized Shares; Establishment of Classes and Series.  The aggregate number of shares the corporation has authority to issue shall be forty-five million (45,000,000) shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of forty-two million (42,000,000) common shares and three million (3,000,000) undesignated shares.  The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

3.2)                             Issuance of Shares.  The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

3.3)                             Issuance of Rights to Purchase Shares.  The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

3.4)                             Issuance of Shares to Holders of Another Class or Series.  The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

ARTICLE 4 - RIGHTS OF SHAREHOLDERS

4.1)                             No Preemptive Rights.  No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

4.2)                             No Cumulative Voting Rights.  There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5 - DIRECTORS

5.1)                             Written Action by Directors.  Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

5.2)                             Removal.  Directors may be removed only by the affirmative vote of the holders of seventy-five percent (75%) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders or for cause by vote of a majority of the entire Board of Directors.  No amendment to these Articles shall alter, change or repeal any of the provisions of this Section 5.2 unless the amendment effecting such alteration, change or repeal shall receive the affirmative vote of the holders of seventy-five percent (75%) of all shares of stock of the corporation entitled to vote on all matters that may come before each meeting of shareholders.

ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

6.1)                             Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

7.1)                             After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 8 - LIMITATION OF DIRECTOR LIABILITY

8.1)                             To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

of

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

of

AUGUST TECHNOLOGY CORPORATION

I, Stanley D. Piekos, the Secretary of August Technology Corporation, a corporation organized and existing under the Business Corporation Act of the State of Minnesota (hereinafter called the “Corporation”), in accordance with the provisions of Section 302A.401 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (hereinafter called “the Board of Directors” or the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation, as amended to date (the “Articles of Incorporation”), the Board of Directors on June 24, 2005, adopted the following resolution creating a series of thirty thousand (30,000) shares of Preferred Stock, with a par value of $.01 per share solely for the purposes of a statute or regulation imposing a tax or fee based upon the capitalization of the Corporation, designated as Series A Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights and preferences of the shares of such series as follows:

Series A Junior Participating Preferred Stock:

Section 1.                                            Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be thirty thousand (30,000).  Such number of shares may, unless prohibited by the Articles of Incorporation or by applicable law of the State of Minnesota, be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.                                            Dividends and Distributions.

(A)                              Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or a fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)                                Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred

Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.                                            Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)                              Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                                Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                                            Certain Restrictions.

(A)                              Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)                                  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)                              redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                                            Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.                                            Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.                                            Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.                                            No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 9.                                            Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10.                                      Amendment.  The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chairman of the Board and attested by its Secretary this 24th day June, 2005.

Attest:		AUGUST TECHNOLOGY CORPORATION

By:	/s/ Stanley D. Piekos	By:	/s/ Jeff O’Dell

Name:	Stanley D. Piekos	Name:	Jeff O’Dell

Title:	Secretary	Title:	Chairman of the Board